Exhibit 99.2

CONSENT OF GOLDMAN, SACHS & CO.

October 25, 2016

The Board of Directors
PrivateBancorp, Inc.
120 South LaSalle Street
Chicago, Illinois  60603

Re:                       Amendment No. 2 to Registration Statement on Form F-4 of Canadian Imperial Bank of Commerce (333-213147) to be filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 29, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Canadian Imperial Bank of Commerce (“CIBC”)) of the outstanding shares of common stock, without par value, of PrivateBancorp, Inc. (the “Company”) of the aggregate consideration to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 29, 2016 , by and among CIBC, CIBC Holdco Inc., a direct, wholly owned subsidiary of CIBC, and the Company.

The Opinion Letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein.  We understand that the Company has determined to include our opinion in the Registration Statement.  In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Goldman, Sachs & Co.,” “Risk Factors,” “The Merger — Background of the Merger,” “The Merger — PrivateBancorp’s Reasons for the Merger; Board Recommendation of the PrivateBancorp Board of Directors,” and “The Merger — Opinions of PrivateBancorp’s Financial Advisors — Opinion of Goldman Sachs,” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.